Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2011 Financial Results
–Conference Call Today at 4:30 p.m. Eastern Time –

INCLINE VILLAGE, NV, April 27, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2011.

Total revenues for the first quarter of 2011 were $83.3 million, compared to $62.1 million for the same period of 2010, and include a one-time settlement payment of $10 million from UCB Pharma resolving all legal disputes between the two companies. Excluding the one-time settlement payment, total revenue increased 18 percent for the first quarter of 2011 when compared to total revenue for the same period of 2010.

Royalty revenues for the first quarter of 2011 are based on fourth quarter 2010 product sales by PDL’s licensees.  Revenue growth for the first quarter of 2011 over the same period in 2010 was primarily driven by increased fourth quarter 2010 sales by the Company’s licensees of Herceptin®, which is marketed by Genentech and Roche; Lucentis®, which is marketed by Genentech and Novartis; and Tysabri®, which is marketed by Elan and Biogen Idec. Also contributing to the increased royalty revenue are increased royalties from sales of Avastin® that was both manufactured and sold outside of the United States. PDL received royalties for these product sales in the first quarter of 2011.

Total general and administrative expenses for the first quarter of 2011 were $5.8 million, compared with $9.4 million for the same period of 2010. The decrease in general and administrative expenses was primarily driven by decreases in legal and professional services expenses. The decrease in legal expense is a result of the conclusion of the outstanding legal issues with MedImmune, the opposition to PDL’s European patent in the European Patent Office (EPO) and the interference proceedings in the U.S. Patent and Trademark Office (PTO), all of which were resolved in the first quarter of 2011. The decrease in professional services expense resulted from reduced costs associated with one-time special project costs. Significant components of general and administrative expenses in the first quarter of 2011 were legal fees of $3.5 million, compensation and benefits expense of $0.9 million, and professional services expense of $0.6 million.

Net income for the first quarter of 2011 was $44.5 million, or $0.25 per diluted share, compared with net income of $26.0 million, or $0.15 per diluted share for the same period of 2010.

Net cash used in operating activities for the first quarter of 2011 was $13.2 million, compared with $26.9 million in net cash provided by operating activities for the first quarter of 2010. At March 31, 2011, PDL had cash, cash equivalents and investments of $193.5 million, compared with $248.2 million at December 31, 2010.

RECENT DEVELOPMENTS

Declaration of 2011 Regular Quarterly Dividends and March 15, 2011, Dividend Payment
On February 25, 2011, PDL’s board of directors adopted a regular, quarterly dividend policy and declared that the quarterly dividends to be paid to PDL stockholders in 2011 will be $0.15 per share of common stock.  The dividends are payable on March 15, June 15, September 15 and December 15 of 2011 to stockholders of record on March 8, June 8, September 8 and December 8 of 2011, the Record Dates for each of the dividend payments, respectively. On March 15, 2011, PDL paid the first quarterly dividend to its stockholders totaling $21.0 million using earnings generated in the first quarter of 2011 and cash on hand.

Resolution of Legal Disputes
In early 2011, we resolved a number of challenges to our Queen et al. patent estate in the United States and in Europe:
•
We reached a settlement agreement with MedImmune resolving all disputes between us related to both sales of their product, Synagis®, and the Queen et al. patent estate, including their challenge to our European patent before the EPO; we agreed to pay MedImmune $92.5 million as a result of this agreement of which we paid $65.0 million in February 2011 and the balance of $27.5 million is due in February 2012;

•
We reached a settlement agreement with UCB Pharma resolving all disputes between us, including their challenges to our U.S. patents before the PTO and our European patent before the EPO; we received a $10 million payment in conjunction with this agreement;

•
We reached a settlement agreement with Novartis resolving all disputes between us, including their challenge to our European patent before the EPO; the settlement agreement also included the dismissal of Novartis from all claims in the Nevada state court; and

•	We acquired BioTransplant Incorporated, a bankrupt company, and instructed its representative to cease its activities before the EPO in the opposition against us.

As a result of the settlements and the acquisition, the EPO cancelled its opposition hearing regarding the appeal of the validity of our European patent and the claims of our European patent are deemed to be valid in this final action of the EPO. In the three months ended March 31, 2011, approximately 40 percent of our revenues were derived from sales of products made in Europe and sold outside of the United States.

Convertible Notes
Effective March 7, 2011, in connection with the dividend payment on March 15, 2011, the conversion ratios for PDL’s 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes) and the 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes) were adjusted to144.474 shares of common stock per $1,000 principal amount or $6.92 per share. The conversion rate for each of the 2012 Notes and the 2015 Notes was previously 140.571 shares of common stock per $1,000 principal amount. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date of March 4, 2011, for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount.

Revenue Guidance for 2011
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Second quarter 2011 revenue guidance will be provided in early June.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, April 27, 2011.

To access the live conference call via phone, please dial (888) 396-2384 from the United States and Canada or (617) 847-8711 internationally. The conference ID is 47670706. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 4, 2011, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 86999670.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended
	March 31,
	2011	2010

Revenues
Royalties	$73,336	$62,061
License and other	10,000	-
Total revenues	83,336	62,061
General and administrative expense	5,779	9,410
Operating income	77,557	52,651
Interest and other income, net	175	80
Interest expense	(9,154)	(12,527)

Income before income taxes	68,578	40,204
Income tax expense	24,033	14,197
Net income	$44,545	$26,007

Net income per basic share	$0.32	$0.22
Net income per diluted share	$0.25	$0.15

Cash dividends declared per common share	$0.60	$1.00

Shares used to compute income per basic share	139,640	119,525
Shares used to compute income per diluted share	184,954	184,308

PDL BIOPHARMA, INC.
OPERATING EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
General and administrative expenses:
Compensation and benefits	$942	$1,001
Legal fees	3,495	6,350
Professional services	568	1,078
Insurance	204	228
Stock-based compensation	50	188
Depreciation	14	34
Other	506	531
Total general and administrative	5,779	9,410

PDL BIOPHARMA, INC.
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2011	2010
Cash, cash equivalents and investments	$193,463	$248,229
Total assets	$248,704	$316,666
Convertible notes payable	$310,601	$310,428
Non-recourse notes payable	$183,959	$204,270
Total stockholders' deficit	$(371,204)	$(324,182)

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Net income	$44,545	$26,007
Adjustments to reconcile net income to net cash provided by operating activities	2,409	2,653
Changes in assets and liabilities	(60,106)	(1,724)
Net cash provided by (used in) operating activities	$(13,152)	$26,936

PDL BIOPHARMA, INC.
MIX OF EX-U.S.-BASED SALES AND EX-U.S.-BASED MANUFACTURING AND SALES OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Avastin
% Ex-U.S.-based Sales	56%	50%
% Ex-U.S.-based-Manufacturing and Sales	19%	5%
Herceptin
% Ex-U.S.-based-Sales	71%	70%
% Ex-U.S.-based Manufacturing and Sales	40%	43%
Lucentis
% Ex-U.S.-based Sales	57%	57%
% Ex-U.S.-based Manufacturing and Sales	-	-
Xolair
% Ex-U.S.-based Sales	39%	35%
% Ex-U.S.-based Manufacturing and Sales	39%	35%